Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Reports 2011 Results and Issues 2012 Guidance

Full Year 2011 Highlights

•	Record revenues of $377.7 million up 25% over 2010

•	Record distributable cash flow of $274.4 million, up 21%

•	Net income per unit of $0.50 after impairments

•	Before considering the impairments, net income per unit of $1.99

•	Metallurgical production accounted for 34% of production and 45% of coal royalty revenues

Fourth Quarter 2011 Highlights:

•	Revenues of $97.7 million, a 26% increase over 4Q2010

•	Net loss per unit of $0.13 after impairment of Gatling OH assets

•	Before considering the impairment, net income per unit of $0.52

•	Distributable cash flow of $79.6 million, a 6% increase over 4Q2010

•	Distribution of $0.55 per unit

HOUSTON, February 14, 2012 – Natural Resource Partners L.P. (NYSE:NRP) today reported record revenues of $377.7 million for the full year 2011 and record distributable cash flow, a non-GAAP measure, of $274.4 million. Due to a non-cash impairment of two properties totaling $161.3 million, or $1.49 per unit, net income for 2011 totaled $0.50 per unit. Before considering the non-cash impairments, net income per unit rose 29% to $1.99, over the 2010 results of $1.54 per unit. Reconciliations of all non-GAAP numbers are included in the tables at the end of the release.

For the quarter ended December 31, 2011, NRP reported revenues of $97.7 million, an increase of 26% over the fourth quarter 2010, resulting in a 6% increase in distributable cash flow to $79.6 million. Due to a $70.4 million impairment recorded for the Gatling Ohio property, NRP recorded a fourth quarter 2011 net loss of $0.13 per unit. Before considering the non-cash impairment, net income would have been $0.52 per unit, up 33% from the $0.39 per unit recorded for the fourth quarter 2010.

As reported in January, Gatling Ohio LLC notified NRP that it had idled its mine in Meigs County, Ohio due to adverse geologic conditions. Gatling is continuing to maintain the mine, and is evaluating various alternatives regarding the future of the mine,

NRP Report 2011 Results	Page 2 of 14

but has indicated that it does not anticipate any production from the mine in the near-term future. As a result, NRP recorded a $70.4 million non-cash impairment charge in the fourth quarter. This mine represents approximately 1% of NRP’s 2011 revenues and is not included in NRP’s 2012 guidance.

The impairment had the following impact on the fourth quarter:

•	$70.4 million increase in operating costs and expenses

•	$69.0 million decrease in net income attributable to the limited partners

•	$0.65 per unit decrease in net income per limited partner unit

“NRP had a record year in 2011 for both revenues and distributable cash flow as a number of our lessees outperformed our expectations and we benefitted from strong markets for metallurgical coal. Our earnings, however, were impacted by the impairments that we were required to record on the two Gatling mines in Northern Appalachia. In spite of this unfortunate situation, we are pleased with our Cline relationship and the success of the Illinois mines,” said Nick Carter, President and Chief Operating Officer. “While 2011 was a record year, we began to see a slow-down in the coal markets in the fourth quarter that is reflected in our fourth quarter results. While revenues in the fourth quarter rose 26% over 2010, we saw a 6% decline in revenues from the third quarter 2011. We anticipate continued near-term weakness in the coal markets as unseasonably warm weather, low natural gas prices and lower global demand for metallurgical coal continue to impact the coal markets. It is times like these that prove the value of maintaining a large cash balance, as well as the strength of our lessees.”

NRP Report 2011 Results	Page 3 of 14

	Quarter Ended			For the Year Ended
	Dec 2011	Dec 2010	% Change	Dec 2011	Dec 2010	% Change
Highlights	(in thousands except per unit, per ton and %)
Revenues
Total revenues	$97,651	$77,543	26%	$377,683	$301,401	25%
Coal production	12,042	12,113	-1%	49,151	47,052	4%
Coal royalty revenues	$67,638	$56,626	19%	$279,221	$221,761	26%
Average coal royalty revenue per ton	$5.62	$4.67	20%	$5.68	$4.71	21%
Revenues other than coal royalties	$30,013	$20,917	43%	$98,462	$79,640	24%

Net Income (loss) as reported
Net income (loss) to limited partners	$(14,036)	$41,656	-134%	$52,945	$125,925	-58%
Net income (loss) per unit	$(0.13)	$0.39	-134%	$0.50	$1.54	-68%
Average units outstanding	106,028	106,028	0%	106,028	81,917	29%

Net income before considering the impairment (1)
Net income to limited partners	54,960	41,656	32%	211,055	125,925	68%
Net income per unit	$0.52	$0.39	33%	$1.99	$1.54	29%

Distributable cash flow	$79,552	$75,154	6%	$274,415	$226,995	21%

(1)	See Non-GAAP reconciliation

Revenues

Full Year

Total revenues for the year climbed 25% over the 2010 period to a record $377.7 million due to significant increases in nearly all categories. Coal royalty revenues rose 26% to a record $279.2 million, predominantly due to an increase of $0.97 in the combined average royalty revenue per ton to $5.68 per ton and a 4% increase in total tonnage to 49.2 million tons. Production increases resulted primarily from a 5% increase in Appalachian production and a 22% increase in production in the Illinois Basin. While NRP saw increases in nearly all regions, the majority of the increase in coal royalty revenue per ton was due to the higher proportion of metallurgical coal sold in 2011 at much higher sales prices than in 2010. Metallurgical coal accounted for 34% of NRP’s production and 45% of its coal royalty revenues for 2011 compared to 32% of production and 38% of coal royalty revenues in 2010.

Revenues other than coal royalty revenues increased $18.8 million from 2010 to $98.5 million due to increases in all categories except minimums recognized as revenue. Following is a discussion of the components generating the increases:

•	Oil and gas revenues increased $6.3 million primarily due to increased production and additional lease bonuses associated with the BRP assets.

•	Revenues from infrastructure assets increased $6.0 million due to additional throughput on both the coal processing and transportation assets.

NRP Report 2011 Results	Page 4 of 14

•	Aggregate revenues increased $2.5 million due to increases in production on historical assets and new production on assets acquired in the last year, including the BRP assets.

•	Other revenue increased $4.4 million due to increases in wheelage income, gain on a reserve swap and other increases from miscellaneous BRP assets.

•

Minimums recognized as revenue decreased $5.1 million due to $12.4 million of non-recoupable minimums recognized in 2010 on the Hillsboro property, which were recoupable in 2011 and therefore not recognized as revenue in 2011.

Fourth Quarter

Increases in every revenue item drove total revenues for the fourth quarter 2011 to climb 26% over the 2010 fourth quarter to $97.7 million. A $0.95 per ton increase in the average coal royalty revenue per ton generated a 19% increase in coal royalty revenues to $67.6 million.

Revenues other than coal royalty increased 43% over the fourth quarter 2010 to $30.0 million due mainly to a non-cash gain on a reserve swap of $3.0 million that is included in other income, increased minimums recognized as revenue and override royalty revenue.

Operating Expenses

Full Year

Total operating costs and expenses for 2011 were $273.5 million. Before considering impairment charges of $161.3 million, total operating costs and expenses for 2011 increased 7% over 2010 to $112.2 million due to increases in non-cash depreciation, depletion and amortization as a result of increases in production and throughput on transportation and infrastructure assets.

Fourth Quarter

Total operating costs and expenses for the fourth quarter totaled $97.7 million including an impairment charge of $70.4 million. Before considering the impairment, operating costs and expenses increased $2.6 million over 2010 to $27.3 million due to increased depreciation, depletion and amortization as a result of increased production and throughput volumes.

Net income (loss)

Full Year

Net income attributable to the limited partners for 2011 was $52.9 million. Before considering the impairment, net income to the limited partners increased $85.1million, or 68%, when compared to 2010, predominantly due to improved revenues of $76.3 million. Also included is a $26.0 million improvement due to the elimination of the incentive distribution rights in 2010.

Net income per unit for 2011, before considering impairments, rose by 29% over 2010 to $1.99 per unit, despite a 29% increase in the number of units outstanding.

NRP Report 2011 Results	Page 5 of 14

Fourth Quarter

Net loss to the limited partners totaled $14.0 million for the fourth quarter 2011. Net income to the limited partners, before considering the impairment charge, increased 32% over fourth quarter 2010 to $55.0 million in the fourth quarter 2011. The increase was solely related to increased revenues.

Net loss per unit for the fourth quarter 2011 was $0.13. Before considering the impairment, net income per unit increased 33% to $0.52 per unit.

Distributable cash flow

Full Year

Distributable cash flow increased $47.4 million, or 21% over 2010, to a record $274.4 million for 2011 due to improved revenues.

Fourth Quarter

Distributable cash flow rose $4.4 million over the fourth quarter of 2010 to $79.6 million for the fourth quarter of 2011. The improvement was due to increases in revenue.

Fourth Quarter 2011 compared to Third Quarter 2011

Highlights	4Q11	3Q11	% Change
	(in thousands, except per ton and per unit)
Total revenues	$97,651	$103,771	-6%
Coal production	12,042	13,625	-12%
Coal royalty revenues	$67,638	$76,430	-12%
Average coal royalty revenue per ton	$5.62	$5.61	0%
Revenues other than coal royalty	$30,013	$27,341	10%
Net (loss) to limited partners	$(14,036)	$(28,700)	51%
Net income to the limited partners, before considering the impairment(1)	$54,960	$60,413	-9%
Net (loss) per unit	$(0.13)	$(0.27)	52%
Net income per unit, before considering the impairment(1)	$0.52	$0.57	-9%
Average units outstanding	106,028	106,028	0%
Distributable cash flow	$79,552	$71,942	11%

(1)	See Non-GAAP reconciliation

Revenues

Total revenues for the fourth quarter decreased 6% from the prior quarter to $97.7 million predominantly due to decreases in coal royalty revenues and oil and gas revenues. Coal royalty revenues decreased $8.8 million to $67.6 million due to a 12% decrease in coal production. The decrease predominantly related to unusually high Illinois Basin sales in the third quarter with normalization occurring in the fourth.

NRP Report 2011 Results	Page 6 of 14

Operating Expenses

Before considering impairments, total operating costs and expenses declined $2.1 million from the third quarter mainly due to decreases in depreciation, depletion and amortization as a result of decreased production in the fourth quarter offset by slightly higher general and administrative expenses.

Net income (loss)

Net income to the limited partners, before considering the impairment, declined $5.5 million in the fourth quarter from the previous quarter due to decreased revenues. Net income per unit, before considering the impairment, was $0.52 for the fourth quarter of 2011 compared to $0.57 per unit for the third quarter.

Distributable cash flow

Distributable cash flow increased $7.6 million, or 11%, to $79.6 million primarily due to $5.6 million in lower interest payments in the fourth quarter. Other improvements in the balance sheet more than offset the declines in revenue experienced in the fourth quarter over the third.

Acquisitions and Liquidity

In 2011, NRP invested $120.6 million in acquisitions, $12.8 million of which occurred in the fourth quarter, related to oil and gas mineral acreage acquired and further payments on construction related to aggregates. These payments were funded with the excess cash proceeds from the 2011 private placements.

As of December 31, 2011, NRP had $300 million in available capacity under its credit facility and slightly under $215 million in cash. Included in NRP’s cash was $78.2 million from private placements of senior notes that has not yet been invested in acquisitions. These proceeds will be used to fund future acquisitions. At year end, there were two future commitments on the Hillsboro acquisitions totaling $80 million, $40 million of which closed on February 2, 2012. The final $40 million acquisition of Hillsboro reserves is currently anticipated to occur in the third quarter of 2012. In addition, NRP has continued to acquire additional mineral acreage in the Mississippian Lime Play in Oklahoma in the first quarter of 2012.

2012 Guidance

“With weaker global demand for metallurgical coal, a warmer than normal winter, competition from natural gas for power generation, and reports from several coal companies that they are reducing production until demand increases, NRP is anticipating slightly lower results in 2012 than 2011. NRP expects coal royalty revenues in the range of $265 million to $295 million in 2012, with the midpoint of the range approximately flat with 2011. These revenue estimates are based upon an approximate 10% increase in production with a lower average realization per ton. NRP anticipates total revenues in a range of $335 million to $380 million in 2012, with the midpoint of the range representing an approximate 4% decrease in total revenues from 2011.

NRP Report 2011 Results	Page 7 of 14

NRP anticipates distributable cash flow in a range of $210 million to $240 million. The distributable cash flow is impacted by an increase in the reserve for principal payments of approximately $22 million over the reserve for 2011. Net income per unit is anticipated to be in a range of $1.65 per unit to $1.95 per unit.

Following is a table containing the 2012 guidance.

Guidance	Full Year 2012
	(Range) (in millions except per unit)
Coal royalty revenues	$265.0	—	$295.0
Coal production tonnage (mm tons)	52.0	—	58.0
Total revenues	$335.0	—	$380.0
Distributable cash flow	$210.0	—	$240.0
Net income per unit	$1.65	—	$1.95

Distributions

As reported on January 18, 2012, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.55 per unit for the fourth quarter 2011, an increase of 1.9% over the fourth quarter 2010.

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

NRP Report 2011 Results	Page 8 of 14

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2012 guidance, current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

12-03

-Financial statements follow-

NRP Report 2011 Results	Page 9 of 14

Natural Resource Partners L.P.

Operating Statistics

(in thousands except per ton data)

	Quarter Ended		For the Year Ended
	Dec 2011	Dec 2010	Dec 2011	Dec 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$5,986	$4,452	$20,578	$18,676
Central	45,633	36,183	196,789	144,934
Southern	1,975	3,610	11,717	19,405

Total Appalachia	$53,594	$44,245	$229,084	$183,015
Illinois Basin	11,726	9,903	41,324	30,210
Northern Powder River Basin	1,523	2,396	7,658	8,444
Gulf Coast Lignite	795	82	1,155	92

Total	$67,638	$56,626	$279,221	$221,761

Coal royalty production (tons):
Appalachia
Northern	1,721	1,224	5,251	4,900
Central	6,799	6,639	29,555	27,056
Southern	285	528	1,695	2,824

Total Appalachia	8,805	8,391	36,501	34,780
Illinois Basin	2,327	2,466	9,445	7,753
Northern Powder River Basin	658	1,207	2,682	4,467
Gulf Coast Lignite	252	49	523	52

Total	12,042	12,113	49,151	47,052

Average royalty revenue per ton:
Appalachia
Northern	$3.48	$3.64	$3.92	$3.81
Central	6.71	5.45	6.66	5.36
Southern	6.93	6.84	6.91	6.87
Total Appalachia	6.09	5.27	6.28	5.26
Illinois Basin	5.04	4.02	4.38	3.90
Northern Powder River Basin	2.31	1.99	2.86	1.89
Gulf Coast Lignite	3.15	1.67	2.21	1.77
Combined average royalty revenue per ton	$5.62	$4.67	$5.68	$4.71
Aggregates:
Royalty revenues	$1,610	$1,382	$6,640	$4,869
Aggregate royalty bonus	—	—	94	(639)
Production	1,312	1,789	5,930	4,365
Average base royalty per ton	$1.23	$0.77	$1.12	$1.12
Oil and gas:
Royalty revenues	$3,970	$3,521	$14,017	$7,721

NRP Report 2011 Results	Page 10 of 14

Natural Resource Partners L.P.

Consolidated Statements of Income

(in thousands, except per unit data)

	Quarter Ended		For the Year Ended
	Dec 2011	Dec 2010	Dec 2011	Dec 2010
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues:
Coal royalties	$67,638	$56,626	$279,221	$221,761
Aggregate royalties	1,610	1,382	6,734	4,230
Processing fees	3,246	2,924	13,475	9,604
Transportation fees	4,080	3,461	16,688	14,564
Oil and gas royalties	3,970	3,521	14,017	7,720
Property taxes	3,077	2,285	12,640	11,270
Minimums recognized as revenue	5,218	3,625	9,148	14,199
Override royalties	3,857	2,509	14,523	11,258
Other	4,955	1,210	11,237	6,795

Total revenues	97,651	77,543	377,683	301,401
Operating costs and expenses:
Depreciation, depletion and amortization	15,477	12,930	65,118	56,978
Asset impairments	70,404	—	161,336	—
General and administrative	7,397	7,791	29,553	29,893
Property, franchise and other taxes	3,568	3,295	14,486	15,107
Transportation costs	502	428	2,033	1,864
Coal royalty and override payments	322	247	1,022	1,498

Total operating costs and expenses	97,670	24,691	273,548	105,340

Income (loss) from operations	(19)	52,852	104,135	196,061
Other income (expense)
Interest expense	(13,385)	(10,356)	(49,180)	(41,635)
Interest income	29	10	69	35

Income (loss) before non-controlling interest	$(13,375)	$42,506	$55,024	$154,461

Less non-controlling interest	(947)	—	(998)	—

Net income (loss)	$(14,322)	$42,506	$54,026	$154,461

Net income (loss) attributable to: General partner	$(286)	$850	$1,081	$2,570

Holders of incentive distribution rights	$—	$—	$—	$25,966

Limited partners	$(14,036)	$41,656	$52,945	$125,925

Basic and diluted net income (loss) perlimited partner unit:	$(0.13)	$0.39	$0.50	$1.54

Weighted average number of units outstanding:	106,028	106,028	106,028	81,917

NRP Report 2011 Results	Page 11 of 14

Natural Resource Partners L.P.

Consolidated Statements of Cash Flow

(in thousands, except per unit data)

	Quarter Ended		For the Year Ended
	Dec 2011	Dec 2010	Dec 2011	Dec 2010
	(unaudited)	(unaudited)	(unaudited)	(audited)
Cash flows from operating activities:
Net income (loss)	$(14,322)	$42,506	$54,026	$154,461
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	15,477	12,930	65,118	56,978
Non-cash interest charge, net	132	125	625	540
Non-cash gain on reserve swap	(2,990)		(2,990)
Gain on sale of assets	—		(1,058)
Asset Impairments	70,404		161,336
Non-controlling interest	947		998	—
Change in operating assets and liabilities:
Accounts receivable	5,819	2,714	(6,951)	(2,627)
Other assets	(466)	(647)	90	(27)
Accounts payable and accrued liabilities	641	165	854	468
Accrued interest	2,660	6,969	950	(489)
Deferred revenue	5,210	13,237	31,277	42,491
Accrued incentive plan expenses	1,923	3,712	1,909	6,137
Property, franchise and other taxes payable	1,817	1,323	(610)	762

Net cash provided by operating activities:	87,252	83,034	305,574	258,694

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(12,675)	(55,206)	(120,184)	(166,382)
Acquisition or construction of plant and equipment	(79)	(1,674)	(404)	(5,994)
Proceeds from sale of assets	—	772	5,500	1,580

Net cash used in investing activities	(12,754)	(56,108)	(115,088)	(170,796)

Cash flows from financing activities:
Proceeds from loans	50,000	55,000	385,000	140,000
Proceeds from issuance of units	—	—	—	110,436
Deferred financing costs	(183)		(2,957)	—
Repayment of loans	—	—	(210,519)	(106,234)
Payment of obligation related to acquisitions	—	—	(7,625)	(9,169)
Costs associated with equity transactions	—	(67)	(141)	(219)
Capital contribution by general partner	—	—	—	2,350
Fees associated with elimination of IDRs		(171)		(2,341)
Distributions to partners	(59,505)	(58,422)	(234,828)	(209,849)

Net cash used in financing activities	(9,688)	(3,660)	(71,070)	(75,026)

Net increase in cash and cash equivalents	64,810	23,266	119,416	12,872
Cash and cash equivalents at beginning of period	150,112	72,240	95,506	82,634

Cash and cash equivalents at end of period	$214,922	$95,506	$214,922	$95,506

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$10,579	$3,273	$47,653	$41,565

Non-cash activities:
Mineral rights to be received	$—	$—	$—	$—
Stock received as partial consideration for lease	$47		$47
Liability associated with acquisitions		$325		$1,593
Non-controlling interest	$—	$2,290	$373	(5,065)
Obligation related to purchase of reserves andinfrastructure	$—	$—	$4,100	$6,200

NRP Report 2011 Results	Page 12 of 14

Natural Resource Partners L.P.

Consolidated Balance Sheets

(in thousands, except for unit information)

	December 31,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$214,922	$95,506
Accounts receivable, net of allowance for doubtful accounts	30,923	26,195
Accounts receivable - affiliates	10,138	7,915
Other	832	910

Total current assets	256,815	130,526

Land	24,534	24,543
Plant and equipment, net	46,185	62,348
Coal and other mineral rights, net	1,257,501	1,281,636
Intangible assets, net	75,164	161,931
Loan financing costs, net	4,846	2,436
Other assets, net	604	616

Total assets	$1,665,649	$1,664,036

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$2,366	$1,388
Accounts payable - affiliates	375	499
Obligation related to acquisitions	500	—
Current portion of long-term debt	30,801	31,518
Accrued incentive plan expenses - current portion	8,374	6,788
Property, franchise and other taxes payable	6,316	6,926
Accrued interest	10,761	9,811

Total current liabilities	59,493	56,930

Deferred revenue	113,303	109,509
Accrued incentive plan expenses	11,670	11,347
Long-term debt	836,268	661,070
Partners’ capital:

Common units outstanding (106,027,836)	629,251	806,529
General partner’s interest	10,518	14,132
Non-controlling interest	5,639	5,065
Accumulated other comprehensive loss	(493)	(546)

Total partners’ capital	644,915	825,180

Total liabilities and partners’ capital	$1,665,649	$1,664,036

NRP Report 2011 Results	Page 13 of 14

Natural Resource Partners L.P.

Reconciliation of GAAP Financial Measurements

to Non-GAAP Financial Measurements

(in thousands)

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended		For the Year Ended
	Dec	Dec	Dec	Dec
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net cash provided by operating activities	$87,252	$83,034	$305,574	$258,694
Less scheduled principal payments		—	(31,518)	(32,234)
Less reserves for future scheduled principal payments	(7,700)	(7,880)	(31,159)	(31,699)
Add reserves used for scheduled principal payments		—	31,518	32,234

Distributable cash flow	$79,552	$75,154	$274,415	$226,995

NRP Report 2011 Results	Page 14 of 14

Reconciliation of GAAP “Total operating costs and expenses”

to Non-GAAP “Total operating costs and expenses before considering the impairment”

	Quarter Ended		For the Year Ended
	Dec 2011	Dec 2010	Dec 2011	Dec 2010
	(unaudited)		(unaudited)
Operating costs
Total operating costs as reported	$97,670	$24,691	$273,548	$105,340
Impairments	$(70,404)	$—	$(161,336)	$—
Total operating costs before considering the impairment	$27,266	$24,691	$112,212	$105,340

Reconciliation of GAAP “Net income attributable to the limited partners”

to Non-GAAP “Net income attributable to the limited partners before considering the impairment”

	Quarter Ended		For the Year Ended
	Dec 2011	Dec 2010	Dec 2011	Dec 2010
	(unaudited)		(unaudited)
Net income (loss) attributable to the limited partners
Net income (loss) as reported	$(14,322)	$42,506	$54,026	$154,461
Impairments	$70,404	$—	$161,336	$—
Net income before considering the impairment	$56,082	$42,506	$215,362	$154,461
Net income, before considering the impairment, attributable to:
General partner	$1,122	$850	$4,307	$2,570
Holders of the IDRs	$—	$—	$—	$25,966
Limited partners	$54,960	$41,656	$211,055	$125,925

Reconciliation of GAAP “Basic and diluted net income per unit”

to Non-GAAP “Net income per unit before considering the impairment”

	Quarter Ended		For the Year Ended
	Dec 2011	Dec 2010	Dec 2011	Dec 2010
	(unaudited)		(unaudited)
Net income (loss) per unit
Net income (loss) per unit as reported	$(0.13)	$0.39	$0.50	$1.54
Adjustment for impairments	$0.65	$—	$1.49	$—
Net income per limited partner unit, before considering the impairment	$0.52	$0.39	$1.99	$1.54

Weighted number of units outstanding	106,028	106,028	106,028	81,917

-end-